EXHIBIT 99.1

News Release

Media Contact:	Investor Contact:	NewPage Corporation
Amber Garwood	Jason Bixby	8540 Gander Creek Drive
937-242-9093	937-242-9144	Miamisburg, OH 45342

FOR IMMEDIATE RELEASE

NEWPAGE SALES AND EARNINGS UP SHARPLY IN FIRST QUARTER

New combined organization reports a positive first quarter.

MIAMISBURG, Ohio. – May 13, 2008 – NewPage Corporation (NewPage) today announced its results of operations for the first quarter of 2008. These results include the first full quarter of combined financial results since the acquisition of Stora Enso North America (SENA) on December 21, 2007. Net sales were $1,190 million in the first quarter of 2008 compared to $476 million in the first quarter of 2007, an increase of $714 million or 150 percent. Net income was $7 million in the first quarter of 2008 compared to a net loss of $20 million in the first quarter of 2007. Earnings before interest, taxes, depreciation and amortization (EBITDA) was $158 million for the first quarter of 2008 compared to EBITDA of $46 million for the first quarter of 2007.

“First quarter 2008 volume and average sales prices were both up considerably, and while most of the increase in volume was from the acquisition, average coated paper prices were also up significantly,” said Mark A. Suwyn, chairman of the board and chief executive officer. “Demand for our products was strong as a result of rationalized industry supply from reduced imports and capacity closures, as well as some inventory builds by customers in advance of a price increase.”

The following schedule details key performance and cost metrics for the first quarter:

	First Quarter
	2008	2007
Coated paper volume – 000s tons	1,037	508
Price per ton of coated paper	$953	$873
Market downtime – 000s tons	0	27
Maintenance expense – $ million	$82	$39
Gross margin	11.1%	8.0%
SG&A expense – % of net sales	4.6%	5.5%

“From an operations perspective, we had a solid quarter and we didn’t take any market-related downtime,” said Richard D. Willett, Jr., president and chief operating officer.

Costs in the first quarter of 2008 increased over the first quarter of 2007 driven by oil and natural gas and their effect on freight and raw materials. “We expect crude oil and energy costs to remain high throughout the year,” added Willett. “The increase in maintenance expense primarily reflects the inclusion of SENA’s mills. SG&A expenses declined as a percent of net sales primarily as a result of higher sales prices and efficiencies generated by combining the two companies. We remain on track to meet our previously announced target of $265 million in annual synergies from the SENA acquisition.”

During the quarter, NewPage announced its restructuring plans to create the platform essential to become one company, remain competitive in the marketplace, serve customers more efficiently and deliver the expected synergies. As a result of these actions, during the first quarter of 2008, the company incurred total pretax charges of $9 million, consisting of $6 million in accelerated depreciation and inventory write-offs recorded in cost of sales and $3 million of employee-related costs, of which $2 million is recorded in cost of sales and $1 million is recorded in selling, general and administrative expenses.

Interest expense for the first quarter was $71 million in 2008 compared to $33 million in 2007. The increase in the quarter-to-quarter comparison resulted from higher outstanding debt balances as a result of financing of the acquisition.

There were no outstanding borrowings under the revolving senior secured credit facility as of March 31, 2008. Based on availability under the borrowing base as of that date, there was $421 million of additional borrowing availability under the revolving senior secured credit facility after taking into account $73 million in letters of credit.

“Recently, we were honored to receive ‘Supplier of the Year’ awards from xpedx in three separate regions of North America demonstrating the strong relationship we’ve built with this important merchant,” added Suwyn. “This award recognizes our employees’ team effort for customer service, delivery, product knowledge, product quality, response to issues and new growth opportunities.”

Conference Call

The NewPage First Quarter 2008 Conference Call and Webcast is scheduled for today, May 13, 2008, at 11 a.m. Eastern time. The live conference call and presentation slides may be accessed on the NewPage Web site at www.NewPageCorp.com. Click on the link to the Conference Call and Webcast and follow the instructions to access the webcast in listen and view mode. Please go to the Web site at least one hour prior to the call to register, download and install any necessary audio software. The call will be available live and stored on the Web site for five weeks.

Analysts and investors may access the call by dialing 800-230-1093 (toll-free domestic) or (612) 288-0337 (international). A replay of the call can be accessed via telephone 800-475-6701 (toll-free domestic) or 320-365-3844 (international), access code 919663. The replay will be available starting at 2:30 p.m. (ET) on May 13, 2008, and will remain available until noon (ET) on June 17, 2008.

About NewPage Corporation

Headquartered in Miamisburg, Ohio, NewPage Corporation is the largest coated paper manufacturer in North America, based on production capacity, with $4.7 billion in pro forma net sales for the year ended December 31, 2007. The company’s paper product portfolio is the broadest in North America and includes coated freesheet, coated groundwood, supercalendered, newsprint and specialty papers. These papers are used for corporate collateral, commercial printing, magazines, catalogs, books, coupons, inserts, newspapers, packaging applications and direct mail advertising.

NewPage owns paper mills in Kentucky, Maine, Maryland, Michigan, Minnesota, Nova Scotia, and Wisconsin. These mills currently have a total annual production capacity of approximately 5.5 million tons of paper, including approximately 4.3 million tons of coated paper, approximately 920,000 tons of uncoated paper and approximately 300,000 tons of specialty paper, as well as approximately 3.2 million tons of pulp.

Forward-looking Statements

This press release may contain “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “project,” “plan,” “will likely continue,” “will likely result,” or words or phrases with similar meaning. Forward-looking statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of our control, that may cause our business, strategy or actual results to differ materially from the forward-looking statements. Factors that could cause actual results to differ materially from the forward-looking statements include, among others, our ability to realize the anticipated benefits of the acquisition of SENA, including anticipated synergies; our substantial level of indebtedness; changes in the supply of, demand for, or prices of our products; the activities of competitors, including those that may be engaged in unfair trade practices; changes in significant operating expenses, including raw material and energy costs; changes in currency exchange rates; changes in the availability of capital; general economic and business conditions in the United States and Canada and elsewhere; changes in the regulatory environment, including requirements for enhanced environmental compliance; and other risks and uncertainties that are detailed in our filings with the Securities and Exchange Commission. The company does not intend, and undertakes no obligation, to update any forward-looking statements.

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NewPage Corporation

Consolidated Statements of Operations (unaudited)

First Quarters Ended March 31, 2008 and 2007

(in millions)

	First Quarter Ended March 31, 2008	First Quarter Ended March 31, 2007
Net sales	$1,190	$476

Cost of sales	1,058	438
Selling, general and administrative expenses	55	26
Interest expense	71	33
Other (income) expense, net	(6)	—

Income (loss) before income taxes	12	(21)
Income tax (benefit)	5	(1)

Net income (loss)	$7	$(20)

NewPage Corporation

Condensed Consolidated Balance Sheets (unaudited)

March 31, 2008 and December 31, 2007

(in millions)

	March 31, 2008	December 31, 2007
ASSETS

Cash and cash equivalents	$105	$143
Accounts receivable, net	390	351
Inventories	611	584
Other current assets	40	43

Total current assets	1,146	1,121

Property, plant and equipment, net	3,539	3,564
Other assets	204	198

TOTAL ASSETS	$4,889	$4,883

LIABILITIES AND STOCKHOLDER’S EQUITY

Accounts payable	$311	$338
Accrued expenses	299	290
Current maturities of long-term debt	16	16

Total current liabilities	626	644

Long-term debt	2,905	2,909
Other long-term obligations	389	351
Deferred income taxes	300	293
Commitments and contingencies
Minority interest	30	31

Stockholder’s equity:
Common stock, 100 shares issued and outstanding, $0.01 per share par value	—	—
Additional paid-in capital	729	729
Accumulated deficit	(90)	(97)
Accumulated other comprehensive income (loss)	—	23

Total stockholder’s equity	639	655

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$4,889	$4,883

NewPage Corporation

Condensed Consolidated Statements of Cash Flows (unaudited)

First Quarters Ended March 31, 2008 and 2007

(in millions)

	First Quarter Ended March 31, 2008	First Quarter Ended March 31, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$7	$(20)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	75	34
Amortization of debt issuance costs and debt discount	7	2
Loss on sale of assets	1	—
Deferred income taxes	5	(1)
LIFO effect	5	10
Equity award expense	6	1
Changes in operating assets and liabilities	(112)	(23)

Net cash provided by (used in) operating activities	(6)	3

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(24)	(14)
Proceeds from sale of assets	5	—

Net cash provided by (used in) investing activities	(19)	(14)

CASH FLOWS FROM FINANCING ACTIVITIES
Distributions from Rumford Cogeneration Company, L.P. to limited partners	(2)	(4)
Loans to parents	(6)	(4)
Payments on long-term debt	(4)	(1)

Net cash provided by (used in) financing activities	(12)	(9)

Effect of exchange rate changes on cash and cash equivalents	(1)	—

Net increase (decrease) in cash and cash equivalents	(38)	(20)
Cash and cash equivalents at beginning of period	143	44

Cash and cash equivalents at end of period	$105	$24

NewPage Corporation

Reconciliation of Net Income (Loss) to EBITDA (unaudited)

First Quarters Ended March 31, 2008 and 2007

(in millions)

	First Quarter Ended March 31, 2008	First Quarter Ended March 31, 2007
Net income (loss)	$7	$(20)
Plus:
Interest expense	71	33
Income tax expense (benefit)	5	(1)
Depreciation and amortization	75	34

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$158	$46

EBITDA is not a measure of our performance under accounting principles generally accepted in the United States (“GAAP”), is not intended to represent net income (loss), and should not be used as an alternative to net income (loss) as an indicator of performance. EBITDA is shown because it is a primary component of certain covenants under our senior secured credit facilities and is a basis upon which our management assesses performance. In addition, our management believes EBITDA is useful to investors because it and similar measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies with substantial financial leverage. The use of EBITDA instead of net income (loss) has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP.